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                                                                    Exhibit 12.1
                      Visteon Corporation and Subsidiaries
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (in millions)

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                                               First Three                 For the Years Ended December 31,
                                                 Months       -----------------------------------------------------------
                                                  2001          2000         1999         1998         1997        1996
                                                --------      -------      -------      -------      -------      -------
Earnings
  Income before income taxes                     $    55      $   439      $ 1,172      $ 1,116      $   815      $   604

  Equity in net (income)/loss of affiliates
    plus dividends from affiliates                    (4)         (39)         (23)          (9)         (13)         (31)
  Adjusted fixed charges a/                           46          212          172          104           98           90
                                                 -------      -------      -------      -------      -------      -------
     Earnings                                    $    97      $   612      $ 1,321      $ 1,211      $   900      $   663
                                                 =======      =======      =======      =======      =======      =======

Fixed Charges
  Interest expense b/                            $    38      $   176      $   149      $    86      $    94      $    79
  Interest portion of rental expense c/                9           39           24           17           12            7
                                                 -------      -------      -------      -------      -------      -------
     Fixed charges                               $    47      $   215      $   173      $   103      $   106      $    86
                                                 =======      =======      =======      =======      =======      =======

Ratios
  Ratios of earnings to fixed charges                2.1          2.8          7.6         11.8          8.5          7.7
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a/ Fixed charges, as shown below, adjusted to exclude the amount of interest capitalized during the period.
b/ Includes interest, whether expensed or capitalized, and amortization of debt issuance expense and discount or premium relating to any indebtedness.
c/ One-third of all rental expense is deemed to be interest.